Exhibit 10.2

AMENDMENT NO. 1 TO THE CO-FOUNDER’S AGREEMENT

This AMENDMENT NO. 1 TO THE CO-FOUNDER’S AGREEMENT (this “Amendment”), dated as of May 16, 2024, is entered into among Snap Inc., a Delaware corporation (the “Company”), Robert Murphy (“Co-Founder”), and the other Holders signatory hereto. The parties to this Amendment are each referred to individually as a “Party” and are referred to collectively as the “Parties” herein.

RECITALS

WHEREAS, the Company, the Co-Founder, and the other Holders signatory hereto entered into that certain Co-Founder’s Agreement dated as of July 21, 2022 (the “Co-Founder Agreement”);

WHEREAS, pursuant to Section 8(d) of the Co-Founder Agreement, the Co-Founder Agreement may be amended, modified, or supplemented only by a written instrument that has been executed by each of the Holders and that has been approved by a majority of the Independent Directors (as defined in the Co-Founder Agreement) of the Company (the “Board Approval”) and executed on behalf of the Company; and

WHEREAS, the board of directors of the Company (the “Board”), other than the Co-Founders, approved the finalization of the settlement to the class action lawsuit filed against the Company and certain of its members of the Board in the Court of Chancery of the State of Delaware, captioned City of Warwick v. Snap Inc. et al., Docket No. 2022-0679-PAF (the “Settlement”);

WHEREAS, the Board, other than the Co-Founders, authorized the entry into a stipulation of settlement (the “Settlement Stipulation”), and the parties to the Settlement stipulation entered into an amended Settlement Stipulation (the “Amended Settlement Stipulation”) on December 15, 2023 that superseded the prior Settlement Stipulation;

WHEREAS, on February 26, 2024, the Settlement was judicially approved and the Amended Settlement Stipulation became effective;

WHEREAS, in accordance with Section 8(d) of the Co-Founder Agreement, the Parties desire to amend the Co-Founder Agreement as set forth in this Amendment, effective upon receipt of the Board Approval.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties hereby agree as follows:

1.	Defined Terms. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to them in the Co-Founder Agreement.

2.	Amendments to the Co-Founder Agreement.

2.1	Section 1 (Certain Definitions) of the Co-Founder Agreement is hereby amended by replacing the definition of “Dividend Declaration Condition” with the following:

“Dividend Declaration Condition” shall mean that, as of any determination date: (i) the 90-Day VWAP calculated as of such date equals or exceeds $40 per share (as adjusted to take into account any stock split, stock dividend or similar event occurring from the date of this Agreement to such determination date), and (ii) the ratio of the 90-day VWAP to $8.70 (as adjusted to reflect reinvestment of any dividends and take into account any stock split, stock dividend or similar event occurring from the date of this Agreement to such determination date) equals or exceeds the ratio of the average closing price of the S&P 500 index (as adjusted to reflect reinvestment of dividends) for the same 90 trading days for which 90-Day VWAP was calculated to 8,862.85. As used herein, “90-Day VWAP” shall mean the average of the volume weighted average price per share of Class A Common Stock traded on the New York Stock Exchange, or any other national securities exchange on which the shares of Class A Common Stock are then traded, for each of the 90 trading days ending on, and including, the first trading day immediately preceding the date of determination of the 90-Day VWAP.

2.2	Section 8(d) (Amendment and Waiver) of the Co-Founder Agreement is hereby amended by adding the following sentence after the first sentence thereof:

Notwithstanding the foregoing, this Agreement may be amended, modified or supplemented in a manner favorable to a Holder (including an amendment to Section 3(a) to allow for an exemption of a Sale from an otherwise applicable Conversion Requirement under that Section) only by a written instrument that has been approved by all of the Independent Directors and executed on behalf of the Company.

3.

No Other Changes. The Parties hereby acknowledge and agree that, except as set forth in this Amendment, the terms and provisions of the Co-Founder Agreement shall not be affected hereby and shall continue in full force and effect.

4.

Effect of Amendment. This Amendment shall form a part of the Co-Founder Agreement for all purposes, and each Party shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Co-Founder Agreement shall be deemed a reference to the Co-Founder Agreement as amended hereby, including for purposes of Section 8(c) of the Co-Founder Agreement.

5.	Miscellaneous.6. Section 8 of the Co-Founder Agreement shall apply to this Amendment as if incorporated herein, mutatis mutandis.

* * * * *

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company and the Co-Founder have executed this Amendment as of the date first above written.

Snap Inc.

By:	/s/ Scott Withycombe
Name: Scott Withycombe
Title: Chief People Officer

Co-Founder

/s/ Robert Murphy
Robert Murphy